UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 25, 2005

Bone Care International, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-27854	39-1527471

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Aspen Commons, Suite 900 Middleton, Wisconsin (Address of principal executive offices)		53562 (Zip Code)

(608) 662-7800
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EMPLOYMENT AGREEMENT

Item 1.01 Entry into a Material Definitive Agreement.

     In connection with the appointment of Dr. Bishop as Executive Vice President — Chief Scientific Officer, on April 25, 2005 the Company entered into an employment agreement with Dr. Bishop. The following is a summary of the employment agreement, which is filed as an exhibit to this report, and the following summary is qualified in its entirety by reference to the complete text of the employment agreement.

     The employment agreement provides for an initial base salary for the executive officer which will be reviewed annually by the compensation committee of our board of directors, eligibility to receive an annual incentive bonus as determined by the compensation committee, and participation in other benefit plans during the executive officer’s employment. The employment agreement is terminable at any time except that if the agreement is terminated other than as a result of the executive officer’s death or disability or other than for cause (as defined in the employment agreement), the executive officer will be entitled to severance payments of the executive officer’s salary for twelve months and payment of health care premiums for up to twelve months.

Item 9.01 Financial Statements and Exhibits.

(c) The following exhibits are filed as part of this report:

10.1 Employment Agreement between the Registrant and Charles W. Bishop.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly cased this report to be signed on its behalf by the undersigned thereunto duly authorized.

BONE CARE INTERNATIONAL, INC.
Date: April 29, 2005	By:	/s/ Brian J. Hayden
		Name:	Brian J. Hayden
		Title:	VP Finance